Exhibit 99.1

COMBIMATRIX CORPORATION REPORTS

FIRST QUARTER 2012 FINANCIAL RESULTS

Testing Services Revenue and Test Volumes Exceed 35% Growth;

Prenatal Market Gaining Traction

IRVINE, California, May 11, 2012 (GLOBE NEWSWIRE) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company performing DNA-based testing services for cancer and developmental disorders, reported today that total revenues for the first quarter of 2012 increased 36% to $1.2 million from $913,000 in the first quarter of 2011.  The Company performed a total of 1,377 billable diagnostic tests for 105 customers in the first quarter of 2012, compared to 958 tests for 86 customers in the first quarter of 2011.

Developmental testing, including pediatric and the expanding menu of prenatal tests, generated positive growth in first quarter testing volumes, driven in part by a high-profile, nationwide National Institutes of Health-sponsored study that prompted its author to call for prenatal chromosomal microarray (CMA) testing to replace the traditional practice of karyotyping as the preferred standard of care for prenatal testing. CombiMatrix is one of the few independent companies that specialize in CMA testing and the study author, Ronald Wapner, M.D., director of Reproductive Genetics at New York-Presbyterian Hospital/Columbia University Medical Center, joined the CombiMatrix Scientific Advisory Board in April.

The Company also launched a prenatal analysis using chorionic villus sampling, or CVS, in March 2012, which allows CombiMatrix to address a large and growing part of the prenatal market.

CombiMatrix President and Chief Executive Officer Judd Jessup said, “Increased productivity in both the lab and in the field as well as the continued expansion of our test menu helped to drive continued year-over-year growth in developmental testing.  Our prenatal and products of conception testing segments were particularly positive in the period as we saw increases in both chromosomal analysis and aCGH microarray test flows from the first quarter of 2011. We believe the impact of the important prenatal study and the publicity surrounding prenatal microarray analysis has already begun to impact our selling efforts and helped us gain traction in this market, where we are building a solid brand. Because we see this positive impact expanding in the coming periods, we will continue to build on our success in this area.”

Net loss from continuing operations during the first quarter of 2012 was $(2.4 million), or $(0.22) per basic and diluted share from continuing operations, compared to $(2.0 million), or $(0.26) per basic and diluted share from continuing operations in the first quarter of 2011.  This increase was due primarily to increases in operating expenses in sales and marketing and general and administrative costs associated with increased headcount as well as increased recruiting costs associated with new Company directors and a chief medical officer, which were previously announced.

Cash and cash equivalents totaled $4.7 million as of March 31, 2012 vs. $6.4 million as of December 31, 2011.  During the first quarter, increased cash reimbursement from customers due primarily to optimized billing and collections procedures was offset by increased operating expenses as the Company invested in both sales and marketing resources and in expansion of its testing menu.

Jessup concluded, “In light of our experience over the past year and external dynamics in the market, we have decided to adjust our marketing focus going forward.  We will continue to work to build on our success in the prenatal and pediatric markets, while in oncology, we will now be focusing almost exclusively on our laboratory partnerships and de-emphasizing our direct oncology efforts.  These changes, along with other cost-cutting measures currently being implemented will allow us to conserve capital and better direct our resources in the most productive manner.  As we continue to assess a number of financial, strategic and operational options, we believe that we can decrease our cash burn and break-even point by taking these steps without sacrificing the largest opportunities we are addressing.”

Conference Call

CombiMatrix will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern) today to discuss the first quarter 2012 financial results.  To attend the presentation by phone, dial 1-800-263-8506 for domestic callers and 1-719-325-2488 for direct-dial or international callers. To listen to the call via CombiMatrix’s website, go to www.combimatrix.com in the Investor/Events section (http://investor.combimatrix.com/events.cfm).

A replay of the presentation will be available following the presentation, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 4206801.

About CombiMatrix Corporation

CombiMatrix Corporation, through its wholly owned subsidiary, CombiMatrix Molecular Diagnostics (CMDX), is a molecular diagnostics laboratory which offers DNA-based testing services to the prenatal, pediatric and oncology markets.  The Company performs genetic testing utilizing Microarray, FISH, PCR and G-Band Chromosome Analysis.  CMDX offers prenatal and pediatric testing services for the detection of abnormalities of genes at the DNA level beyond what can be identified through traditional technologies.  CMDX was also the first commercial clinical laboratory in the United States to make comprehensive DNA-based genomic analysis of solid tumors, including breast, colon, lung, prostate and brain tumors, available to oncology patients and medical professionals.  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, test menu expansion, services and reports development and attracting greater prenatal genetic screening business.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to:  our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests in both of our primary markets, develop and introduce new tests and related reports, optimize the reimbursements received for our testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in both developmental medicine and oncology; our ability to attract and retain a qualified sales force; rapid technological change in our markets; changes in demand for our future products; the ability of microarray technology to become the standard of care; legislative, regulatory and competitive developments; general economic conditions; and various other factors.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Relations Contact:
R. Judd Jessup	Matthew H. Clawson
President & CEO, CombiMatrix Corporation	Partner, Allen & Caron, Inc.
Tel (949) 753-0624	Tel (949) 474-4300
matt@allencaron.com

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended
	March 31,
	2012	2011

Services revenues	$1,244	$913

Operating expenses:
Cost of services	659	630
Research and development	450	339
Sales and marketing	873	557
General and administrative	1,574	1,326
Patent amortization and royalties	51	40
Total operating expenses	3,607	2,892
Operating loss	(2,363)	(1,979)

Other (expense) income:
Interest income	1	1
Interest expense	(6)	(5)
Total other expense	(5)	(4)
Net loss from continuing operations	(2,368)	(1,983)

Income from discontinued operations	—	31
Net loss	$(2,368)	$(1,952)

Basic and diluted net loss per share from continuing operations	$(0.22)	$(0.26)
Basic and diluted net loss per share from discontinued operations	—	—
Basic and diluted net loss per share	$(0.22)	$(0.26)

Basic and diluted weighted average common shares outstanding	10,704,121	7,620,398

CONSOLIDATED BALANCE SHEET INFORMATION:

	March 31,	December 31,
	2012	2011

Total cash and cash equivalents	$4,714	$6,385
Total assets	7,309	9,448
Total liabilities	1,354	1,298
Total shareholders’ equity	5,955	8,150